Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2020 RESULTS
Reports Earnings Per Share of $0.12 on Net Income of $47 Million
Adjusted EPS of $0.11 and Adjusted EBITDA of $383 Million

TAMPA, FL, August 3, 2020 - The Mosaic Company (NYSE: MOS), reported net income of $47 million for the second quarter of 2020, a $280 million improvement over the second quarter of 2019, which included a $284 million noncash after-tax charge for the permanent closure of the company's Plant City phosphate facility. The company reported net sales of $2.0 billion and finished goods sales volume increase of 16 percent over the prior year period. Gross margin was $257 million compared to $227 million a year ago, an increase of 13 percent, as improved production costs and strong sales volumes were partially offset by lower finished goods prices. Diluted earnings per share (EPS) was $0.12, adjusted EPS(1) was $0.11 and adjusted EBITDA(1) was $383 million, or $353 million including equity earnings(2).
"Mosaic's results this quarter reflect the accelerated pace of our cost structure transformation, excellent execution throughout our production and supply chain functions, and strengthening markets," said Joc O'Rourke, President and Chief Executive Officer. "We expect significant further cost progress in the years ahead."
Highlights:
•Unrestricted cash totaled $1.1 billion as of June 30, as the company generated $814 million in cash flows from operations in the quarter, a $301 million increase from the year-ago period, as a result of volume growth and our actions to reduce costs, as well as improvements in working capital.
◦In the second quarter, the company retired $500 million of short-term debt and structured payables.
◦In July, the company increased the capacity under its corporate revolver from $2.0 billion to $2.2 billion and extended the maturity by one year to November 18, 2022. Mosaic now holds a liquidity position in excess of $3 billion.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Adjusted EBITDA definition change and rationale provided later in this document.

•Through the second quarter, the company has received $189 million from both U.S. and non-U.S. tax refunds and the unwinding of interest rate swap agreements.
•Sales volumes in all three businesses in both the first and second quarters of 2020 were higher than the same periods one year ago.
◦Agricultural growing conditions in North America are significantly improved year-over-year.
◦Potash sales volume of 2.6 million tonnes was a quarterly record.
◦Mosaic Fertilizantes recorded its best ever second quarter sales volume.
•The company continues to execute well and transform its cost structure, achieving five of seven 2021 cost targets.
◦Potash cash costs of MOP production per tonne, including brine costs, were $65, the lowest in over a decade. Cash costs excluding brine management expenses were $57 per tonne, which is lower than our 2021 target of $62 per tonne. Brine management cash costs were also down to $15 million in the quarter, and $81 million on a trailing twelve month basis, compared to an annual target of $85 million in 2021.
▪Transportation of potash ore from the Esterhazy K3 potash mine to the K1 mill began during the quarter, representing achievement of another significant milestone towards full transition of underground operations from K1 and K2 to K3.
◦As of June 30, Mosaic Fertilizantes has achieved year-to-date transformational savings of $42 million towards its $50 million 2020 target, and achieved its 2021 Brazilian real based cost targets for rock mining and conversion cost per tonne.
◦Phosphates' gross margin improved to $7 per tonne, or $12 per tonne excluding the costs associated with the previously announced Covid-19 related costs at our Peru mine, despite declines in year-over-year net price. Cash mining costs were $36 per tonne, lower than our 2021 target of $39 per tonne.
•Permitting to extend the life of the South Fort Meade phosphate mine by four years was completed in record time.
•Mosaic filed petitions seeking countervailing duties on phosphate fertilizer imports to the U.S. from Morocco and Russia on June 26. The petitions allege that Moroccan and Russian phosphate fertilizer producers receive unfair subsidies from their governments, resulting in artificially low cost structures and unnatural competitive advantages. The company expects the International Trade Commission will announce the result of its preliminary injury investigation on or about August 7, that the Department of Commerce will publish its preliminary findings as to subsidies and any preliminary duties sometime in the September – November timeframe, and expects that the final determinations of those agencies will be issued in the first quarter of 2021.
•Ma'aden Wa'ad Al Shamal Phosphate Company (MWSPC), a subsidiary of Saudi Arabian Mining Company
(Ma'aden), in which Mosaic holds a 25 percent interest, refinanced its project level debt. The refinancing released Mosaic's remaining equity contribution commitment and defers principal paydown until June 30, 2022, enhancing project cash flow.
•As Covid-19 continued to impact the global economy, agriculture and food security continue to be global priorities resulting in limited impact to agricultural inputs, including fertilizer and its supply chains.
•Mosaic's response to the pandemic has been effective in limiting impacts to operating facilities, employees, supply chain and logistics.

“We've delivered strong results despite low market prices for our products, demonstrating the financial resilience earned through wide-ranging efficiency improvements, including reduction of costs across the company by over $1 billion over the past several years. In addition, the company is on course to generate $700 million in additional transformation benefits over the 2019 base in the next 5 years. This includes the $200 million in previously disclosed Mosaic Fertilizantes savings expected by 2022, and $500 million related to North American initiatives, including previously announced asset optimization, achievement of 2021 cost targets, realization of Esterhazy K3 efficiencies and completion of NextGen phosphate transformation initiatives," said Joc O'Rourke.
Capital expenditures totaled $257 million in the quarter, down from $295 million in the prior year period. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $1.1 billion compared with $402 million a year ago, and net debt decreased to $4.1 billion at the end of the quarter, from $4.5 billion at March 31, 2020.
In the quarter, the company identified an $8 million negative impact directly attributable to Covid-19, reflecting the temporary mandated closure of the Miski Mayo phosphate mine in Peru. That mine is currently back in operation.

Second Quarter Segment Results

Potash Results*	2Q 2020	1Q 2020	2Q 2019
Sales Volumes million tonnes	2.6	1.9	2.2
MOP Selling Price(2)	$180	$200	$246
Average Finished Product Selling Price (destination)	$217	$233	$277
*Tonnes = finished product tonnes
(2) Average MOP Selling Price (fob mine)

Net sales in the Potash segment totaled $555 million for the second quarter, down from $599 million one year ago, due to lower sales prices partially offset by higher sales volumes during the North America spring planting season. These sales include $10 million of price adjustments as the Chinese contract settled lower than provisionally recognized in prior periods. Volumes were also stronger than the year-ago period, as weather in North America returned to a more normal pattern. Gross margin was $132 million for the second quarter compared to $181 million for the same period a year ago due to lower selling prices, partially offset by lower production costs per tonne and higher sales volumes.
The actions the company has taken to lower costs through the optimization of production and the accelerated development of our Esterhazy K3 project drove net cash costs of production excluding brine management costs to $57 per tonne, below the company's 2021 target of $62 per tonne. Cash costs of production including brine management costs were $65 per tonne in the quarter, the lowest in over a decade. Brine inflow management expenses in the period totaled $26 million versus $36 million for the second quarter of 2019. Brine management cash costs were $15 million in the current quarter, and $81 million on a trailing twelve month basis, below the 2021 target of $85 million. The decrease is a function of the transition of underground mining activities to K3.

Mosaic Fertilizantes Results*	2Q 2020	1Q 2020	2Q 2019
Sales Volumes million tonnes	2.6	2.1	2.1
Brazil MAP Selling Price(3)	$314	$330	$446
Average Finished Product Selling Price (destination)	$308	$352	$396
*Tonnes = finished product tonnes
(3) Average MAP selling price (Brazil production, delivered price to third party customers)

Mosaic Fertilizantes achieved record second quarter sales volumes of 2.6 million, an improvement of half a million tonnes over the same period a year ago due to anticipation of a strong summer crop and recent strengthening of phosphate prices. Net sales in the Mosaic Fertilizantes segment were $787 million for the second quarter, down from $833 million in the prior year second quarter due to lower year-over-year prices, partially offset by stronger sales volumes. Gross margin was $101 million, compared to $35 million for the same period a year ago. The year-over-year increase in gross margin was driven primarily by lower turnaround and idle costs and a significant currency benefit. Last years' idle and other costs were negatively impacted by actions to adapt to a regulatory change that impacted our Brazilian phosphate tailings dams.
Mosaic Fertilizantes delivered $42 million in year-to-date transformational benefits in the first half of 2020, ahead of plan. For the full year 2020, the company believes it will exceed the targeted $50 million in Mosaic Fertilizantes' transformational benefits.
Mosaic Fertilizantes' achieved both of its 2021 cash cost targets. Cash costs of phosphate rock per tonne were R$314 versus R$336 in the second quarter of 2019. Cash costs of phosphate conversion per tonne were R$265 in the second quarter, down from R$379 in the year ago period.

Phosphates Results*	2Q 2020	1Q 2020	2Q 2019
Sales Volumes million tonnes	2.2	1.9	2.2
DAP Selling Price(4)	$287	$274	$345
Average Finished Product Selling Price (destination)	$338	$317	$398
*Tonnes = finished product tonnes
(4) Average DAP Selling Price (fob plant)

Phosphates gross margin per tonne improved to $7 from negative $7 and adjusted gross margin per tonne to $12 from negative $5 in the same period a year ago as strong volumes, lower raw material costs and production cost improvements, overcame finished product price declines. Net sales in the Phosphates segment were $763 million for the second quarter, down from $917 million in the prior year second quarter, primarily driven by lower finished goods sales prices. A loss of production at Mosaic's Miski Mayo joint venture mine in Peru, which was impacted by a government-mandated shut-down for part of the second quarter, negatively impacted net sales by approximately $30 million, and gross margin by $8 million. DAP Selling Price, fob plant, improved by $13 per tonne over the first quarter of 2020, reflecting global market strengthening.
The cash cost of mined rock in Florida fell to $36 per tonne from $40 per tonne in the prior year second quarter, due to transformational efforts and favorable geology in current mining areas.
Other
Selling, general and administrative costs (SG&A) were $95 million, up from $78 million in the year-ago period, due primarily to higher incentive compensation. Year-to-date, SG&A expenses remain down 5 percent.
Other operating expenses in the quarter were $76 million, compared to $22 million in the second quarter of 2019, due primarily to a $50 million noncash increase to the asset retirement obligation reserve for the Plant City, Florida phosphate manufacturing facility. Related cash expenditures at Plant City are expected to be less than $3 million annually.
In addition to cash generated from earnings, the company expects up to $230 million in cash proceeds from both U.S. and non-U.S. tax refunds and the unwinding of interest rate swap agreements in 2020. Through the second quarter, the company has received $189 million from these sources.
For the three months ended June 30, 2020, tax expense specific to the period was a benefit of approximately $2.7 million. This consisted primarily of tax benefit of $3.0 million recorded for interest income on AMT tax refunds. In addition to items specific to the period, Mosaic's income tax rate is impacted by the mix of earnings across the jurisdictions in which it operates, by a benefit associated with depletion, and by the impact of certain entities being taxed in both foreign jurisdictions and the U.S., including foreign tax credits for various taxes incurred. The full year effective tax rate, excluding discrete items is expected to be in the mid-to-high 50 percent range due to the mix of earnings by jurisdiction. However, on a cash basis, we expect cash tax payments of $15 to $20 million in the second half of 2020, and a refund of approximately $5 million for the full year.
Generally, for interim periods, income tax is equal to the total of (1) year-to-date pretax income multiplied by the forecasted effective tax rate plus (2) tax expense items specific to the period. In situations where the company expects to report losses for which it does not expect to receive tax benefits, the company is required to apply separate forecasted effective tax rates to those jurisdictions rather than including them in the consolidated effective tax rate. In the quarter, this set of rules negatively impacted reported and adjusted earnings by $18.8 million and reported and adjusted EPS by $0.05, which is expected to reverse by the end of the year.
The company is now excluding equity earnings, net of cash dividends received, from its adjusted EBITDA calculation, as the remaining MWSPC JV partner equity commitments were eliminated as part of the project debt refinancing, removing the potential to have to fund losses at the project. This treatment now more closely aligns Mosaic's reported adjusted EBITDA with actual cash earnings, is consistent with Mosaic's consolidated cash flow statement, and is consistent with the definition of adjusted EBITDA in the company's credit agreement. While this change favorably impacted this period, it is expected to be unfavorable to adjusted EBITDA in the future as MWSPC operating rates improve and phosphate prices continue to strengthen. The company has not revised adjusted earnings to exclude equity earnings.

Year to Date Results	2020	2019
(in millions, except per share amounts)
Potash Sales Volumes	4.5	4.0
Mosaic Fertilizantes Sales Volumes	4.6	3.6
Phosphates Sales Volumes	4.2	4.0
Consolidated Net Earnings	$(156)	$(102)
Diluted EPS	$(0.41)	$(0.27)
Adjusted EPS	$0.05	$0.37
Consolidated Adjusted EBITDA	$617	$790
Capital Expenditures	$521	$609

Year-to-date comparisons show that the positive phosphate market trends only began to materialize in the second quarter of 2020, with quarterly earnings reflecting significant year-over-year growth on a GAAP and adjusted basis.

2020 Market Outlook and Key Assumptions
The underlying fundamentals for a strong second half of 2020 are in place. Generally, growers around the world are experiencing good returns for their crops, affordable inputs and favorable weather. Fertilizer inventories around the world have been drawn down over the first half of 2020 and key fertilizer markets such as India and Brazil are experiencing strong year over year growth heading into their peak application seasons. In fact, potash and phosphate shipments in both India and Brazil are on pace to beat their 2019 shipments. In North America, recovery of the ethanol market and potentially higher corn exports to China are driving an improved outlook, particularly for the 2021 crop prices that will influence this fall’s fertilizer decisions. Tightness in China’s corn market also appears to be driving domestic demand and consumption of all fertilizers, with the potential to post their first year-over-year increases in several years. Palm oil prices have staged a sharp recovery, something which typically portends a rebound in potash demand in Southeast Asia.
Prices for phosphate fertilizer products have strengthened globally, reflecting tightening of the supply and demand balance. Potash prices are expected to be stable, after an increase of most global benchmarks following the settlement of the China and India contracts.
The risks posed by Covid-19 are expected to persist through at least the rest of the year, however agriculture and agricultural inputs continue to be prioritized globally to ensure food supply for the world's population.
The Company provides the following modeling assumptions for the full year 2020:

Estimated reconciling items EBITDA(1) to EPS	Full Year 2020
Depreciation, Depletion and Amortization	$860 - $900 million*
Net Interest Expense	$180 - $190 million
Non-notable adjustments	$80 - $90 million
Effective tax rate	Mid to High 50’s %*
Capital expenditures	~ $1.2 billion
Equity Earnings (Losses) ex. dividends**	No guidance
*Changed from assumptions provided in the prior period.
**Year-to-date June 30, 2020, equity earnings net of dividends received, was a loss of $50 million.
(1) See “Non-GAAP Financial Measures” for additional information.
Sensitivities Table Using 2019 Cost Structure
The Company is providing the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.
These sensitivities are based on 2019 adjusted EBITDA of $1.41 billion. The company hedges approximately 50% of its BRL exposures over time.

Sensitivity	Full year adj. EBITDA impact(1)	2019 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $55 million (2)	$237.0
Average DAP Price / tonne (fob plant)	$10/mt price change = $95 million	$325.0
Average BRL / USD	$0.10 change, unhedged = $21 million	3.94
Average CAD / USD	$0.10 change, unhedged = $14 million	1.33
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Includes impact of Canadian Resource Tax

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic has posted prepared comments on its website, www.mosaicco.com/investors, commensurate with the posting of related slides, this release, and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions and other topics on Tuesday, August 4, 2020 at 11 am Eastern. The fireside chat will be available both on its website and via telephone at the following numbers: North America 877-608-0554; International 678-825-8336. Conference ID# 3244138. All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the potential drop in oil demand/production and its impact on the availability and price of sulfur, political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP EBITDA, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended June 30, 2018, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2020, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.01:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$34	$(15)	$0.05
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	9	(4)	0.01
Accelerated depreciation	Potash	Cost of goods sold	(22)	9	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(12)	5	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(7)	3	(0.01)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	3	(1)	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	3	0.01
Government mandated mine shut-down	Phosphates	Cost of goods sold	(8)	3	(0.01)
Legal settlement	Potash	Other operating income (expense)	7	(3)	0.01
Write-down of assets	Mosaic Fertilizantes	Other operating income (expense)	(4)	2	(0.01)
ARO adjustment - closed facilities	Phosphates	Other operating income (expense)	(50)	22	(0.07)
Tax Rate Change	Consolidated	(Provision for) benefit from income taxes	—	32	0.08
Total Notable Items			$(50)	$56	$0.01

For the three months ended June 30, 2019, the Company reported the following notable items which, combined, negatively impacted earnings per share by $(0.72):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$21	$(5)	$0.04
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	7	(2)	0.01
Louisiana gypstack costs	Phosphates	Cost of goods sold	(5)	1	(0.01)
Integration costs	Corporate and Other	Other operating income (expense)	(3)	1	(0.01)
Costs to capture synergies	Mosaic Fertilizantes	Other operating income (expense)	(4)	1	(0.01)
Earn-out obligation	Corporate and Other	Other operating income (expense)	1	—	—
Plant City closure costs	Phosphates	Other operating income (expense)	(369)	85	(0.73)
ARO adjustment	Phosphates	Other operating income (expense)	(3)	1	(0.01)
Miski Mayo flood insurance proceeds	Phosphates	Other operating income (expense)	8	(2)	0.02
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	0	(10)	(0.02)
Total Notable Items			$(347)	$70	$(0.72)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$2,044.7	$2,176.9	$3,842.8	$4,076.6
Cost of goods sold	1,787.7	1,949.7	3,544.4	3,539.9
Gross margin	257.0	227.2	298.4	536.7
Selling, general and administrative expenses	95.1	78.1	163.0	171.6
Impairment, restructuring and other expenses	—	369.4	—	369.4
Other operating expense	76.1	21.6	115.8	35.5
Operating earnings (loss)	85.8	(241.9)	19.6	(39.8)
Interest expense, net	(49.3)	(46.0)	(90.4)	(93.0)
Foreign currency transaction gain (loss)	34.1	20.8	(180.1)	43.4
Other income (expense)	2.4	(3.7)	6.9	(4.8)
Earnings (loss) from consolidated companies before income taxes	73.0	(270.8)	(244.0)	(94.2)
Benefit from income taxes	(2.7)	(51.7)	(135.7)	(5.1)
Earnings (loss) from consolidated companies	75.7	(219.1)	(108.3)	(89.1)
Equity in net loss of nonconsolidated companies	(29.8)	(11.2)	(49.8)	(11.3)
Net earnings (loss) including noncontrolling interests	45.9	(230.3)	(158.1)	(100.4)
Less: Net (loss) earnings attributable to noncontrolling interests	(1.5)	2.8	(2.5)	1.9
Net earnings (loss) attributable to Mosaic	$47.4	$(233.1)	$(155.6)	$(102.3)
Diluted net earnings (loss) per share attributable to Mosaic	$0.12	$(0.60)	$(0.41)	$(0.27)
Diluted weighted average number of shares outstanding	381.3	385.8	378.9	385.7

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,073.3	$519.1
Receivables, net	689.6	803.9
Inventories	1,954.0	2,076.4
Other current assets	338.7	318.8
Total current assets	4,055.6	3,718.2
Property, plant and equipment, net of accumulated depreciation of $7,544.1 and $7,292.0, respectively	11,153.3	11,690.0
Investments in nonconsolidated companies	713.8	763.6
Goodwill	1,107.6	1,156.9
Deferred income taxes	664.5	515.4
Other assets	1,325.8	1,454.4
Total assets	$19,020.6	$19,298.5
Liabilities and Equity
Current liabilities:
Short-term debt	$610.0	$41.6
Current maturities of long-term debt	59.2	47.2
Structured accounts payable arrangements	410.3	740.6
Accounts payable	811.9	680.4
Accrued liabilities	1,221.5	1,081.9
Total current liabilities	3,112.9	2,591.7
Long-term debt, less current maturities	4,527.9	4,525.5
Deferred income taxes	1,054.7	1,040.7
Other noncurrent liabilities	1,661.4	1,773.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,972,510 shares issued and 379,090,013 shares outstanding as of June 30, 2020, 389,646,939 shares issued and 378,764,442 shares outstanding as of December 31, 2019	3.8	3.8
Capital in excess of par value	855.4	858.4
Retained earnings	9,747.0	9,921.5
Accumulated other comprehensive loss	(2,113.2)	(1,598.2)
Total Mosaic stockholders' equity	8,493.0	9,185.5
Noncontrolling interests	170.7	182.1
Total equity	8,663.7	9,367.6
Total liabilities and equity	$19,020.6	$19,298.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net cash provided by operating activities	$813.7	$507.3	$1,003.6	$331.8
Cash Flows from Investing Activities:
Capital expenditures	(257.2)	(294.9)	(520.7)	(608.8)
Purchases of available-for-sale securities - restricted	(138.5)	(47.3)	(348.5)	(234.2)
Proceeds from sale of available-for-sale securities - restricted	137.2	39.5	341.0	221.8
Purchase of assets	—	(55.1)	—	(55.1)
Purchases of held-to-maturity securities	—	—	(0.7)	(13.0)
Proceeds from sale of held-to-maturity securities	—	—	0.8	2.3
Other	0.6	(0.9)	0.5	(0.6)
Net cash used in investing activities	(257.9)	(358.7)	(527.6)	(687.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(688.9)	(269.0)	(821.5)	(322.7)
Proceeds from issuance of short-term debt	289.6	198.5	1,395.0	404.5
Payments of structured accounts payable arrangements	(288.7)	(278.4)	(701.6)	(598.1)
Proceeds from structured accounts payable arrangements	193.7	235.9	365.3	445.4
Payments of long-term debt	(17.2)	(11.3)	(31.4)	(21.4)
Cash dividends paid	(19.0)	(19.3)	(37.9)	(28.9)
Other	(0.2)	(0.2)	(0.3)	(0.3)
Net cash provided by (used in) financing activities	(530.7)	(143.8)	167.6	(121.5)
Effect of exchange rate changes on cash	(15.4)	10.8	(84.3)	24.3
Net change in cash, cash equivalents and restricted cash	9.7	15.6	559.3	(453.0)
Cash, cash equivalents and restricted cash - beginning of period	532.3	402.4	532.3	871.0
Cash, cash equivalents and restricted cash - end of period	$542.0	$418.0	$1,091.6	$418.0

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$1,073.3	$401.9
Restricted cash in other current assets	8.5	9.0
Restricted cash in other assets	9.8	7.1
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$1,091.6	$418.0

Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net earnings (loss) attributable to Mosaic	$47.4	$(233.1)	$(155.6)	$(102.3)
Basic weighted average number of shares outstanding	379.1	385.8	378.9	385.7
Dilutive impact of share-based awards	2.2	—	—	—
Diluted weighted average number of shares outstanding	381.3	385.8	378.9	385.7
Basic net earnings (loss) per share attributable to Mosaic	$0.13	$(0.60)	$(0.41)	$(0.27)
Diluted net earnings (loss) per share attributable to Mosaic	$0.12	$(0.60)	$(0.41)	$(0.27)

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended June 30,	Three months ended June 30,
	2020	2019
Consolidated net (loss) earnings attributable to Mosaic	$47	$(233)
Less: Consolidated interest expense, net	(49)	(46)
Plus: Consolidated depreciation, depletion and amortization	215	221
Plus: Accretion expense	17	13
Plus: Share-based compensation (income) expense	8	7
Plus: Consolidated (benefit from) provision for income taxes	(3)	(52)
Less: Equity in net earnings (loss) of nonconsolidated companies	(30)	(11)
Plus: Notable items	20	347
Adjusted EBITDA	$383	$360

Consolidated Earnings (in millions)	Six months ended June 30,	Six months ended June 30,
	2020	2019
Consolidated net (loss) earnings attributable to Mosaic	$(156)	$(102)
Less: Consolidated interest expense, net	(90)	(93)
Plus: Consolidated depreciation, depletion and amortization	432	439
Plus: Accretion expense	34	28
Plus: Share-based compensation (income) expense	(2)	22
Plus: Consolidated (benefit from) provision for income taxes	(136)	(6)
Less: Equity in net earnings (loss) of nonconsolidated companies	(50)	(11)
Plus: Notable items	305	305
Adjusted EBITDA	$617	$790

Phosphates Gross Margin (in millions)	Three months ended June 30,	Three months ended June 30,
	2020	2019
Gross margin	$18	$(12)
Notable items impact in gross margin	8	5
Adjusted gross margin	$26	$(7)

Phosphates Gross Margin (per tonne)	Three months ended June 30,	Three months ended June 30,
	2020	2019
Gross margin / tonne	$7	$(7)
Notable items impact in gross margin	5	2
Adjusted gross margin / tonne	$12	$(5)